PARTICIPATION AGREEMENT

AMONG

FORTIS BENEFITS INSURANCE COMPANY,

FORTIS INVESTORS, INC.,

SAFECO RESOURCE SERIES TRUST,

SAFECO SECURITIES, INC.,

AND

SAFECO ASSET MANAGEMENT COMPANY
DATED AS OF
NOVEMBER 30 , 1996

TABLE OF CONTENTS
                                                 PAGE
SECTION 1 Additional Funds                                 2

SECTION 2 Processing Transactions

    2.1    Timely Pricing and Orders                                2
    2.2    Timely Payments                                    3
    2.3    Redemption in Kind                                3
    2.4    Applicable Price                                    3

SECTION 3 Costs and Expenses                                 4

    3.1    General                                        4
    3.2    Registration                                    4
    3.3    Other (Non-Sales-Related)                                5
    3.4    Sales-Related                                    6
    3.5    Parties to Cooperate                                6

SECTION 4 Legal Compliance                                 6

    4.1    Tax Laws                                        6
    4.2    Insurance and Certain Other Laws                            8
    4.3    Securities Laws                                    9
    4.4    Notice of Certain Proceedings and Other Circumstances                11
    4.5    Fortis Benefits to Provide Documents                        12
    4.6    Adviser to Approve Fund Sales Literature                    12
    4.7    Fund to Provide Documents                            12
    4.8    Fortis Benefits to Provide Bonding                        13
    4.9    Fund and/or Adviser to Provide Bonding                        13

SECTION 5 Mixed and Shared Funding                             14

    5.1    General                                        14

    5.2    Disinterested Trustees                                14
    5.3    Monitoring for Material Irreconcilable Conflicts                    15
    5.4    Conflict Remedies                                    16
    5.5    Notice to Fortis Benefits                                19
    5.6    Information Requested by Board of Trustees                    19
    5.7    Compliance with SEC Rules                            19
    5.8    Requirements for Other Insurance Companies                    20

SECTION 6 Termination                                     21

    6.1    Events of Termination                                21
    6.2    Funds to Remain Available                            23
    6.3    Survival of Warranties and Indemnifications                    24
    6.4    Continuance of Agreement for Certain Purposes                    24
    6.5    Reimbursement of Expenses                            24

SECTION 7 Parties to Cooperate. -Respecting Termination                     25

SECTION 8 Assignment                                     25

SECTION 9 Notices                                         25

SECTION 10 Voting Procedures                                 27

SECTION 11 Indemnification                                 27

11.1 Of Trust, Forum and Adviser by FBIC                         27
11.2 Of Fortis Benefits and Fortis Investors by Adviser                 30
11.3 Effect of Notice                                     35

SECTION 12 Applicable Law                                 35

SECTION 13 Execution in Counterparts                             35

SECTION 14 Severability                                     35

SECTION 15 Rights Cumulative                                 36

SECTION 16 Restrictions on Sales of Trust Shares                         36

SECTION 17 Limitation on Liabilities of Trustees                         36

SECTION 18 Headings                                     36

PARTICIPATION AGREEMENT
    THIS AGREEMENT, made and entered into as of the      day of November, 1996 ("Agreement"), by and among Fortis Benefits Insurance Company, a Minnesota life insurance company ("Fortis Benefits") (on behalf of itself and its "Separate Account," defined below); Fortis Investors, Inc., a Minnesota corporation ("Fortis Investors"), the principal underwriter with respect to the Contracts referred to below; SAFECO Resource Series Trust, a Delaware business trust (the "Fund"); SAFECO Asset Management Company, a Washington corporation ("Adviser"), the Fund's investment adviser; and SAFECO Securities, Inc., a Washington corporation ("Distributor"), the Fund's principal underwriter (collectively, the "Parties"),
WITNESSETH THAT:
    WHEREAS Fortis Benefits, the Distributor, and the Fund desire that shares of the Fund's SAFECO Equity Portfolio and SAFECO Growth Portfolio (the "Portfolios"; reference herein to the "Fund" includes reference to each Portfolio to the extent the context requires) be made available by Distributor to serve as underlying investment media for those combination fixed and variable annuity contracts of Fortis Benefits that are the subject of Fortis Benefits's Form N-4 registration statement filed with the Securities and Exchange Commission (the "SEC"), File No. 33-63935 (the "Contracts"), to be offered through Fortis Investors and other registered broker-dealer firms as agreed to by Fortis Benefits and Fortis Investors; and
WHEREAS the Contracts provide for the allocation of net amounts received by Fortis Benefits to separate series (the "Divisions;" reference herein to the "Separate Account" includes reference to each Division to the extent the context requires) of the Separate Account for investment in the shares of corresponding Portfolios of the Fund that are made available through the Separate Account to act as underlying investment media,
NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Fund and Distributor will make shares of the Portfolios available to Fortis Benefits for this purpose at net asset value and with no sales charges, all subject to the following provisions:
Section 1. Additional Portfolios
The Fund may from time to time add additional Portfolios, which will become subject to this Agreement, if, upon the written consent of each of the Parties hereto, they are made available as investment media for the Contracts.

Section 2. Processing Transactions
2.1    Timely Pricing and Orders.
The Fund or its designated agent will provide closing net asset value, dividend and capital gain information for each Portfolio to Fortis Benefits at the close of trading on each day (a "Business Day") on which (a) the New York Stock Exchange is open for regular trading, (b) the Fund calculates the Portfolio's net asset value and (c) Fortis Benefits is open for business. The Fund or its designated agent will use its best efforts to provide this information by 5:30 p.m., Central time. Fortis Benefits will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account Division's unit values. Such Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the, following Business Day. Fortis Benefits will use its best efforts to place such orders with the Fund by 10:00 a.m., Central time.
2.2    Timely Payments.
Fortis Benefits will transmit orders for purchases and redemptions of Fund shares to Distributor, and will wire payment for net purchases to a custodial account designated by the Fund on the day the order for Fund shares is placed, to the extent practicable. Payment for net redemptions will be wired by the Fund to an account designated by Fortis Benefits on the same day as the order is placed, to the extent practicable, and in any event be made within six calendar days after the date the order is placed in order to enable Fortis Benefits to pay redemption proceeds within the time specified in Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act").
2.3    Redemption in Kind.
The Fund reserves the right to pay any portion of a redemption in kind of portfolio securities, if the Fund's board of trustees (the "Board of Trustees") determines that it would be detrimental to the best interests of shareholders to make a redemption wholly in cash.
2.4    Applicable Price.
The Parties agree that Portfolio share purchase and redemption orders resulting from Contract owner purchase payments, surrenders, partial withdrawals, routine withdrawals of charges, or other transactions under Contracts will be executed at the net asset values as determined as of the close of regular trading on the New York Stock Exchange on the Business Day that Fortis Benefits processes such transactions, which will be deemed to be the Business Day prior to Distributor's receipt of the corresponding orders for purchases and redemptions of Portfolio shares. All other purchases and redemptions of Portfolio shares by Fortis Benefits, will be effected at the net asset values next computed after receipt by Distributor of the order therefor, and such orders will be irrevocable. Fortis Benefits hereby elects to reinvest all dividends and capital gains distributions in additional shares of the corresponding Portfolio at the record-date net asset values until Fortis Benefits otherwise notifies the Fund in writing, it being agreed by the Parties that the record date and the payment date with respect to any dividend or distribution will be the same Business Day.
Section 3. Costs and Expenses
    3.1    General.
Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.
    3.2    Registration.
The Fund will bear the cost of its registering as a management investment company under the 1940 Act and registering its shares under the Securities Act of 1933, as amended (the "1933 Act"), and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Fund and its shares and payment of all applicable registration or filing fees with respect to any of the foregoing. Fortis Benefits will bear the cost of registering the Separate Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Separate Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.
    3.3    Other (Non-Sales-Related).
The Fund will bear the costs of preparing, filing with the SEC and setting for printing the Fund's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Fund Prospectus"), periodic reports to shareholders, Fund proxy material and other shareholder communications and any related requests for voting instructions from Participants (as defined below). Fortis Benefits will bear the costs of preparing, filing with the SEC and,setting for printing, the Sepate Account's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Separate Account Prospectus"), any periodic reports to owners, annuitants or participants under the Contracts (collectively, "Participants"), and other Participant communications. The Fund and Fortis Benefits each will bear the costs of printing in quantity and delivering to existing Participants the documents as to which it bears the cost of preparation as set forth above in this Section 3.3, it being understood that reasonable cost allocations will be made in cases where any such Fund and Fortis Benefits documents are printed or mailed on a combined or coordinated basis. If requested by Fortis Benefits, the Fund will provide annual Prospectus text to Fortis Benefits on diskette for printing and binding with the Separate Account Prospectus.Fortis Benefits will be reasonably compensated by the Fund for costs associated with production of mailing lists and tabulation of votes with respect to Fund proxy solicitation.
    3.4    Sales-Related.
Expenses of distributing the Portfolio's shares and the Contracts will be paid by Fortis Investors and other parties, as they shall determine by separate agreement. However, Adviser or the Distributor will provide to Fortis Benefits at their expense a reasonable supply of Portfolio prospectuses to be used in the solicitation and sale of new Contracts, it being understood that reasonable allocations will be made in cases where any such Portfolio prospectuses are printed on a combined basis with the prospectus for the Contracts.
    3.5    Parties to Cooperate.
The Fund, Adviser, Fortis Benefits, Fortis Investors and Distributor each agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver combined or coordinated prospectuses or other materials of the Fund and Separate Account.
Section 4. Legal Compliance
4.1    Tax Laws.
    (a)    The Fund will use its best efforts to qualify and to maintain qualification of each Portfolio as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Fund, Adviser or Distributor will notify Fortis Benefits immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.
    (b)    Fortis Benefits represents that it believes, in good faith, that the Contracts will be treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment; Fortis Benefits will notify the Fund and Distributor immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.
    (c)    The Fund will use its best efforts to comply and to maintain each Portfolio's compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Fund, Adviser or Distributor will notify Fortis Benefits immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future.
    (d)    Fortis Benefits represents that it believes, in good faith, that the Separate Account is a "segregated asset account" and that interests in the Separate Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817(h) of the Code and the regulations thereunder. Fortis Benefits will make every effort to continue to meet such definitional requirements, and it will notify the Fund and Distributor immediately upon having a reasonable basis for believing that- such requirements have ceased to be met or that they might not be met in the future.
    (e)    The Adviser will manage the Fund as a RIC in compliance with Subchapter M of the Code and will use its best efforts to manage to be in compliance with Section 817(h) of the Code and regulations thereunder. The Fund has adopted and will maintain procedures for ensuring that the Fund is managed in compliance with Subchapter M and Section 8I7(h) and regulations thereunder. On request, the Fund shall also provide Fortis Benefits with such materials, cooperation and assistance as may be reasonably necessary for Fortis Benefits or any person designated by Fortis Benefits to review from time to time the procedures and practices of or any other provider of services to the Fund for ensuring that the Fund is managed in compliance with Subchapter M and Section 817(h) and regulations thereunder.
    (f)    Should the Fund, Distributor, or Adviser become aware of a failure of Fund, or any of its Portfolios, to be in compliance with Subchapter M of the Code or Section 817(h) of the Code and regulations thereunder, they represent and agree that they will immediately notify Fortis Benefits of such in writing.
    4.2    Insurance and Certain Other Laws.
(a)The Fund makes no representation as to whether any aspect of the Fund's operations complies with the insurance laws or regulations of the various states. The Fund will use reasonable efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by Fortis Benefits. If it cannot comply, it will so notify Fortis Benefits in writing.
(b)Fortis Benefits represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains the Separate Account as a segregated asset account under Section 61A.14 of the Minnesota Insurance Code, and (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.
    (c)    Fortis Benefits and Fortis Investors represent and warrant that Fortis Investors ism business corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    (d)    Distributor represents and warrants that it is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    (e)    Distributor and the Fund represent and warrant that the Fund is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
(f)    Adviser represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    4.3    Securities Laws.
    (a)    Fortis Benefits represents and warrants that (i) interests in the Separate Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act and the Contracts will be duly authorized for issuance and sold in compliance with all applicable federal and state laws and that the sale of the contracts will comply in all material respects with state insurance suitability requirements, (ii) the Separate Account is and will remain registered under the 1940 Act, to the extent required under the 1940 Act, (iii) the Separate Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (iv) the Separate Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, and (v) the Separate Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder. Fortis Benefits agrees that it and its agents will not, without the written consent of the Adviser, make representations concerning the Fund or the Fund shares except those contained in the then current prospectus and current printed sales literature of the Fund.
    (b)    The Fund and Distributor represent and warrant that (i) Fund shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Delaware law, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement for its shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) the Fund's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) the Fund Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.
    (c)    The Fund will register and qualify its shares for sale in accordance with the laws of any state or other jurisdiction only if and to the extent reasonably deemed advisable by the Fund, Fortis Benefits or any other life insurance company utilizing the Fund.
    (d)    Distributor and Fortis Investors each represents and warrants that it is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD").
    4.4    Notification of Certain Proceedings and Other Circumstances.
    (a)    Distributor or the Fund shall immediately notify Fortis Benefits of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Fund's registration statement under the 1933 Act or the Fund Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Fund Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Fund's shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Fund shares in any state or jurisdiction, including, without limitation, any circumstances in which (x) the Fund's shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (y) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Fortis Benefits. Distributor and the Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
    (b)    Fortis Benefits or Fortis Investors shall immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Separate Account's registration statement under the 1933 Act relating to the Contracts or the Separate Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Separate Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Separate Account interests pursuant to the Contracts, or (iv) any other action or circurnstaqei that may prevent the lawful 2,ffer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Fortis Benefits and Fortis Investors will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
    4.5    Fortis Benefits to Provide Documents.
Upon request, Fortis Benefits will provide to the Fund and the Distributor one complete copy of SEC registration statements, Separate Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and amendments to any of the above, that relate to the Separate Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
    4.6     Adviser to Approve Fund Sales Literature
Advertising and sales literature with respect to the Fund prepared by Fortis Benefits or its agents for use in marketing its Contracts will be submitted to the Adviser for review before such material is submitted to any regulatory body for review, and in no event less than 15 business days prior to its use. Fortis Benefits shall not use any such material if the Adviser or the Fund objects to such use within 15 business days after receipt.

    4.7    Fund to Provide Documents.
Upon request, the Fund will provide to Fortis Benefits one complete copy of SEC registration statements, Fund Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
    4.8     Fortis Benefits to Provide Bonding
Fortis Benefits represents and warrants that its directors, officers, and employees, if any, dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefits of the Fund in an amount not less than $2 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
4.9     Fund and/or Adviser to Provide Bonding
The Fund and the Adviser represent and warrant that all of their respective directors, officers, and employees dealing with the money and/or securities of the Fund are and shall continue- to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund and its Portfolios in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
Section 5. Mixed and Shared Funding
5.1    General.
    The Fund may, at its expense, apply for an order exempting it from certain provisions of the 1940 Act and rules thereunder so that, subject to compliance with Section 17 of this Agreement, the Fund may be available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance policies and separate accounts of insurance companies unaffiliated with Fortis Benefits ("Mixed and Shared Funding"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5. If and only if the Fund implements Mixed and Shared Funding, pursuant to such an exemptive order or otherwise, Sections 5.2 through 5.7 below shall apply.

5.2    Disinterested Directors.
    The Fund agrees that its Board of Trustees shall at all times consist of directors a majority of whom (the "~~Disinterested Directors~~ Independent Trustees" [illegible]) are not interested persons of Adviser or Distributor within the meaning of Section 2(a)(19) of the 1940 Act.
5.3    Monitoring for Material Irreconcilable Conflicts.
    The Fund agrees that its Board of Trustees will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of life insurance companies utilizing the Fund, including the Separate Account. Fortis Benefits agrees to inform the Board of Trustees of the Fund of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:
(a)an action by any state insurance or other regulatory authority;
(b)a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or_ any. similar action by insurance, tax or securities regulatory authorities;
(c)an administrative or judicial decision in any relevant proceeding;
(d)the manner in which the investments of any Portfolio are being managed;
(e)    a difference in voting instructions given by variable annuity contract and variable life insurance contract participants or by participants of different life insurance companies utilizing the Fund; or
(f)    a decision by a life insurance company utilizing the Fund to disregard the voting instructions of participants.
Consistent with the SEC's requirements in connection with exemptive proceedings of the type referred to in Section 5.1 hereof, Fortis Benefits will assist the Board of Trustees in carrying out its responsibilities by providing the Board of Trustees with all information reasonably necessary for the Board of Trustees to consider any issue raised.

Fortis Benefits will report any potential or existing conflicts of which it becomes aware to the Fund's' Board of Trustees. Fortis Benefits will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This assistance shall include, but is not limited to, an obligation by Fortis Benefits (i) to inform the Board whenever the voting instructions of Contract owners or Participants are disregarded, and (ii) to submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by the Shared Funding Order, and such reports, materials and data shall be submitted more frequently if deemed appropriate by the Board. Fortis Benefits will carry out its responsibility under this paragraph with a view only to the interests of the Contract owners and Participants.
5.4    Conflict Remedies.
(a)     If a majority of the Board, or a majority of the disinterested Trustees of the Board ("Independent Trustees"), determine that a material irreconcilable conflict exists with regard to-Contract owner or Participant investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Fund or the Adviser is responsible for causing or creating such conflict, the Adviser shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. If a majority of the Board or a majority of the Independent Trustees determine that Fortis Benefits is responsible for causing or creating such conflict, Fortis Benefits shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:
(i)withdrawing the ass allocable to the Accounts from the Fund and reinvesting those assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected Contract owners and Participants, and, as appropriate, segregating the assets of any appropriate group (i. e., annuity contract owners, life insurance contract owners, or Contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected Contract owners or Participants the option of making such a change, and/or
(ii)establishing a new registered management investment company or managed separate account.

    (b)    If the material irreconcilable conflict arises because of Fortis Benefits's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, Fortis Benefits may be required, at the Fund's election, to withdraw the Separate Account's investment in the Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within such reasonable period as the Fund's Board of Trustees may establish after the Fund gives notice to Fortis Benefits that this provision is being implemented as the Fund's Board of Trustees may establish, and until such withdrawal Distributor and the Fund shall continue to accept and implement orders by Fortis Benefits for the purchase and redemption of shares of the Fund.
    (c)    If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Fortis Benefits conflicts with the majority of other state regulators, then Fortis Benefits will withdraw the Separate Account's investment in the Fund within such reasonable period as the Fund's Board of Trustees may establish after the Fund's Board of Trustees informs Fortis Benefits that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal Distributor and Fund shall continue to accept and implement orders by Fortis Benefits for the purchase and redemption of shares of the Fund.
(d)    Fortis Benefits agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.
(e)    For purposes hereof, whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Fund or Distributor be required to establish a new funding medium for any Contracts. Fortis Benefits will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.
    5.5    Notice to Fortis Benefits.
The Fund will promptly make known in writing to Fortis Benefits the Board of Trustees' determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.
    5.6    Information Requested by Board of Trustees.
    Fortis Benefits and the Fund will at least annually submit to the Board of Trustees of the Fund such reports, materials or data as the Board of Trustees may reasonably request so that the Board of Trustees may fully carry out the obligations imposed upon it by the provisions hereof, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Trustees. All reports received by the Board of Trustees of potential or existing conflicts, and all Board of Trustees actions with regard to determining the existence of a conflict, notifying life insurance companies utilizing the Fund of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Trustees or other appropriate records, and such minutes or other records will be made available to the SEC upon request.
    5.7    Compliance with SEC Rules.
    lf, at any time during which the Fund is serving an investment medium for variable life insurance policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to mixed and shared funding, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.
    5.8     Administration of Accounts
    (a) Administrative services to Contract owners and Participants shall be the responsibility of Fortis Benefits and shall not be the responsibility of the Fund or the Adviser. The Adviser recognizes Fortis Benefits as the sole shareholder of fund shares issued under this Agreement. From time to time, the Adviser may pay amounts from its past profits to Fortis Benefits for providing certain administrative services for the Fund or its Portfolios, or for providing Contract owners with other services that relate to the Fund. These sevices may include, among other things, sub-accounting services, answering inquiries of contract owners regarding the Fund, transmitting, on behalf of the Fund, annual reports, updated prospectus and other communications to Contract owners regarding the Fund and its Portfolios and such other related services as the Fund or a Contract holder may request. In consideration of the savings resulting from such arrangement, and to compensate Fortis Benefits for its costs, the Adviser agrees to pay to Fortis Benefits an amount equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by Fortis Benefits in the Fund under this Agreement. Payment of such amounts by the Adviser will not increase the fees paid by the Fund, the Fund or their shareholders.
    (b)    The parties agree that the Adviser's payments to Fortis Benefits are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

    (c)    For the purposes of computing the administrative fee reimbursement contemplated by this Section 5, the average aggregate amount invested by Fortis Benefits over a one-month period shall be computed by totaling Fortis Benefits' aggregate investment (share net asset value multiplied by total number of shares held by Fortis Benefits) on each business day during the month and dividing by the total number of business days during each month.
    (d)    The Adviser will calculate the reimbursement of administrative expenses at the end of each calendar quarter and will make such reimbursement to Fortis Benefits within 30 days thereafter. The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by the Adviser and such other supporting data as may be reasonably requested by Fortis Benefits.
Section 6. Termination
6.1    Events of Termination.
Subject to Section 6.4 below, this Agreement will terminate as to a Portfolio:
    (a)    at the option of Fortis Benefits or Distributor upon at least six months advance written notice to the other Parties, or
    (b)    at the option of the Fund upon (i) at least sixty days advance written notice to the other parties, and (ii) approval by (x) a majority of the disinterested Directors upon a finding that a continuation of this agreement is contrary to the best interests of the Fund, or (y)' a majority vote of the shares of the affected Portfolio in the corresponding Division of the Separate Account (pursuant to the procedures set forth in Section 10 of this Agreement for voting Fund shares in accordance with Participant instructions).
    (c)    at the option of the Fund upon institution of formal proceedings against Fortis Benefits or Fortis Investors by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding Fortis Benefits's obligations under this Agreement or related to the sale of the Contracts, the operation of the Separate Account, or the purchase of the Fund shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences oh the Portfolio to be terminated; or
    (d)    at the option of Fortis Benefits upon institution of formal proceedings against the Fund, Adviser, or Distributor by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund's, Adviser's or Distributor's obligations under this Agreement or related to the operation or management of the Fund or the purchase of Fund shares, if, in each case, Fortis Benefits reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on Fortis Benefits, Fortis Investors or the Division corresponding to the Portfolio to be terminated; or
    (e)    at the option of any Party in the event that (i) the Portfolio's shares are not registered and, in all material respects, issued and sold in accordance with any applicable state and federal law or (ii) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Fortis Benefits; or
    (f)    upon termination of the corresponding Division's investment in the Portfolio pursuant to Section 5 hereof; or
    (g)    at the option of Fortis Benefits if the Portfolio ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if Fortis Benefits reasonably believes that the Portfolio may fail to so qualify; or
    (h)    at the option of Fortis Benefits if the Portfolio fails to comply with Section 817(h) of tge Code or with successor or similar provisions, or if Fortis Benefits reasonably believes that the Portfolio may fail to so comply; or
    (i)    at the option of Fortis Benefits if Fortis Benefits reasonably believes that any change in a Fund's investment adviser or investment practices will materially increase the- risks incurred by Fortis Benefits.
    6.2    Funds to Remain Available.
    Except (i) as necessary to implement Participant-initiated transactions, (ii) as required by state insurance laws or regulations, (iii) as required pursuant to Section 5 of this Agreement, or (iv) with respect to any Portfolio as to which this Agreement has terminated, Fortis Benefits shall not (x) redeem Fund shares attributable to the Contracts, or (y) prevent Participants from allocating payments to or transferring amounts from a Portfolio that was otherwise available under the Contracts, until, in either case, 90 calendar days after Fortis Benefits shall have notified the Fund or Distributor of its intention to do so.
    6.3    Survival of Warranties and Indemnifications.
    All warranties and indemnifications will survive the termination of this Agreement.

    6.4    Continuance of Agreement for Certain Purposes.
    If any Party terminates this Agreement with respect to any Portfolio pursuant to Sections 6.1(c), 6.1(d), 6.1(e), 6.1(g), 6.1(h) or 6.1(i) hereof, this Agreement shall nevertheless continue in effect as to any shares of that Portfolio that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the earlier of the date as of Lich the Separate Account owns no shares of the affected Portfolio or a date (the "Final Termination Date") six months following the Initial Termination Date, except that Fortis Benefits may, by written notice to the other Parties, shorten said six month period in the case of a termination pursuant to Sections 6.1(e), 6.1(g) or 6.1(h).
    6.5    Reimbursement of Expenses
    If this Agreement is terminated as to any Portfolio (i) by the Distributor pursuant to 6.1(a), or (ii) pursuant to 6.1(b), 6.1(d), 6.1(g), 6.1(h), or 6.1(i), the Distributor will reimburse Fortis Benefits for its reasonable costs and expenses in combining the affected Division with another Division, substituting interests in a new Division for those of the affected Portfolio, or otherwise terminating the participation of the Contracts in such Portfolio. The costs associated with such may include such expenditures as (1) outside counsel fees related to obtaining an exemption order from the Securities and Exchange Commission and (2) drafting, printing, and mailing costs of the necessary notification forms to be mailed to affected Contractholders.
Section 7. Parties to Cooperate Respecting Termination
    The other Parties hereto agree to cooperate with and give reasonable assistance to Fortis Benefits in taking all necessary and appropriate steps for the purpose of ensuring that the Separate Account owns no shares of a Portfolio after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Sections 6.1(a) or 6.1(b), the termination date specified in the notice of termination.
Section 8. Assignment
    This Agreement may not be assigned by any Party, except with the written consent of each other Party.
Section 9. Notices
    Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:
Fortis Benefits Insurance Company
500 Bielenberg Drive
Woodbury, Minnesota 55125
ATTN: General Counsel
FAX: 612-738-5262

Fortis Investors, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125
ATTN: General Counsel
FAX: 612-738-5262
SAFECO Resource Series Trust
SAFECO Plaza
4333 Brooklyn Avenue NE
Seattle WA 98185
ATTN: Neal A. Fuller, VP
FAX: 206-548-7150
SAFECO Asset Management Co.
SAFECO Plaza
4333 Brooklyn Avenue NE
Seattle WA 98185
ATTN: Leslie Eggerling, VP-Retirement Services
FAX: 206-545-5139
SAFECO Securities, Inc.
SAFECO Plaza
4333 Brooklyn Avenue NE
Seattle WA 98185
ATTN: Keith Anderson, Compliance Officer
FAX: 206-548-7150

Section 10. Voting Procedures
    Subject to the cost allocation procedures set forth, in Section 3 hereof, Fortis Benefits will distribute. all proxy material furnished by the Fund to Participants and will vote Fund shares in accordance with instructions received from Participants. Fortis Benefits will vote Fund shares that are (a) not attributable to Participants or (b) attributable to Participants, but for which no instructions have been received, in the same proportion as Fund shares for which said instructions have been received from

Participants. Fortis Benefits agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3(T)(b)(15)(iii) under the 1940 Act if the Contracts were variable life insurance policies subject to that rule.
Section 11. Indemnification
    11.1     Of Fund, Distributor and Adviser by Fortis Benefits.
    (a)    Except to the extent provided in Sections 11.1(b) and 11.1(c), below, Fortis Benefits agrees to indemnify and hold harmless the Fund, Distributor and Adviser, each of their directors, officers and employees, and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 11.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Fortis Benefits) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:
(i)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts or, to the extent prepared by Fortis Benefits or Fortis Investors (or their agents or representatives), sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Fortis Benefits or Fortis Investors by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)    arise out of or as a result of any other statements or representations (other than statements or representations contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Fortis Benefits or

Fortis Investors) or the negligent, illegal or fraudulent conduct of Fortis Benefits or Fortis Investors or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Fund shares; or
(iii)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund, Adviser or Distributor by or on behalf of Fortis Benefits or Fortis Investors for use in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing; or
(iv)    arise as a result of any failure by Fortis Benefits or Fortis Investors to perform the obligations, provide the services and furnish the materials required of-them under the terms of this Agreement.
    (b)    Fortis Benefits shall not be liable under this Section 11.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to Distributor or to the Fund.
    (c)    Fortis Benefits shall not be liable under this Section 11.1 with respect to any action against an Indemnified Party unless the Fund, Distributor or Adviser shall have notified Fortis Benefits in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Fortis Benefits of any such action shall not relieve Fortis Benefits from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 11.1. In case any such action is brought against an Indemnified Party, Fortis Benefits shall be entitled to participate, at its own expense, in the defense of such action. Fortis Benefits also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Fortis Benefits to such Indemnified Party of Fortis Benefits's election to assume the defense thereof, the Indemnified Party will cooperate fully with Fortis Benefits and shall bear the fees and expenses of any additional counsel retained by it, and Fortis Benefits will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
    11.2     Of Fortis Benefits and Fortis Investors by Adviser.
    (a)    Except to the extent provided in Sections 11.2(d) and 11.2(e), below, Adviser agrees to indemnify and hold harmless Fortis Benefits and Fortis Investors, each of their directors, officers, and employees and each person, if any, who controls Fortis Benefits or Fortis Investors within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 11.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:
(i)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund or, to the extent not prepared by Fortis Benefits or Fortis Investors, sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Distributor, Adviser or the Fund by or on behalf of Fortis Benefits or Fortis Investors for use in the Fund's 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)    arise out of or as a result of any other statements or representations (other than statements or representations contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Distributor, Adviser, or the Fund) or the negligent, illegal or fraudulent conduct of the Fund, Distributor, Adviser or persons under their control (including, without limitation, their employees and Associated Persons), in connection with the sale or distribution of the Contracts or Fund shares; or
(iii)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering to COntracts, or any amendment tr supplement to any of the forebing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Fortis Benefits or Fortis Investors by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or
(iv)    arise as a result of any failure by the Fund, Adviser or Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement;
    (b)    Except to the extent provided in Sections 11.2(d) and 11.2(e) hereof, Adviser agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Portfolio to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder and (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and relied penalties, rescission charges, liability under state law to Contract owners or Participants asserting liability against Fortis Benefits or Fortis Investors pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the Internal Revenue Service, and the cost of any substitution by Fortis Benefits of shares of another investment company or portfolio for those of any adversely affected Portfolio as a funding medium for the Separate Account that Fortis Benefits deems necessary or appropriate as a result of the noncompliance.

    (c)    The written consent of Adviser referred to in Section 11.2(b) above shall not be unreasonably withheld.
    (d)    Adviser shall not be liable under this Section 11.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties under this Agreement or to Fortis Benefits, Fortis Investors or the Separate Account.
    (e)    Adviser shall not be liable under this Section 11.2 with respect to any action against an Indemnified Party unless Fortis Benefits or Fortis Investors shall have notified Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Adviser of any such action shall not relieve Adviser from any liability which it may have to the Indemnified Party against thorn such action is brought otherwise than on account of this Section 11.2. In case any such action is brought against an Indemnified Party, Adviser will be entitled to participate, at its own expense, in the defense of such action. Adviser also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Adviser to such Indemnified Party of Adviser's election to assume the defense thereof, the Indemnified Party will cooperate fully with Adviser and shall bear the fees and expenses of any additional counsel retained by it, and Adviser will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
    11.3     Effect of Notice.
    Any notice given by the indemnifying Party to an Indemnified Party referred to in Section 11.1(c) or 11.2(e) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

Section 12. Applicable Law
    This Agreement will be construed and the provisions hereof interpreted under and in accordance with Minnesota law, without regard for that state's principles of conflict of laws.
Section 13. Execution in Counterparts
    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.
Section 14. Severability.
    If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 15. Rights Cumulative
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.
Section 16. Restrictions on Sales of Fund Shares
    Fortis Benefits agrees that the Fund will be permitted (subject to the other terms of this Agreement) to make its shares available to separate accounts of other life insurance companies.
Section 17. Limitation on Liability of Trustees.
    This Agreement Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his/her capacity as an officer of the Fund. The obligations of this Agreement that pertain to the Fund shall be binding only upon the assets and property of the Fund and shall not be binding upon any individual Trustee, officer or shareholder of the Fund or its Portfolios. This provision shall not affect the obligations or liabilities of the Adviser under this Agreement.
Section 18. Headings
    The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.
FORTIS BENEFITS INSURANCE COMPANY

By: [illegible]
Title: Sr. VP Pres.

FORTIS INVESTORS, INC.

By: [illegible]
Title: CEO

SAFECO RESOURCE SERIES TRUST

By: Neal A. Fuller
Title: VP & Controller

SAFECO ASSET MANAGEMENT COMPANY

By: Leslie Eggerling
Title: VP Institutional Services

SAFECO SECURITIES, INC.

                    By: Neal A. Fuller
Title: VP & Controller